Exhibit 10.21

Sheila A. Hopkins

Employment Term Sheet Dated September 23, 2011

Parties:	WP Prism Inc., a Delaware Corporation (the “Parent”); Parent’s operating subsidiary Bausch & Lomb Incorporated (the “Employer”), a New York corporation; and Sheila A. Hopkins (the “Executive”).

Effective Date:	September 23, 2011, (the “Effective Date”).

Position:	President, Global Vision Care and Corporate Vice President, reporting directly to the Chief Executive Officer of the Employer. Executive’s employment with the Employer will be “at-will.”

Location:	Executive’s principal place of employment shall be Rochester, New York.

Base Salary:	$400,000 per year.

Bonus Opportunity:	75% of Base Salary is the target incentive. Actual bonus payment will be based on eligible wages earned in 2011 and the achievement of annual performance objectives which shall be established and approved by the Board of Directors of Parent (the “Board”).

Relocation:	Eligible to participate in the relocation policy of Employer, as such policy is in effect from time to time. The current relocation policy of the Employer is described in Appendix 1 attached hereto.

Personal Use of Company Plane:	Eligible to use the company plane for reasonable personal use between Rochester and the New York metro area, up to a maximum of six annual round trips. Executive will be responsible for imputed income related to these trips.

Sign-On Bonus:

$130,000 to be paid as follows:

•    $65,000 to be paid within 30 days of Effective Date, less applicable taxes and withholdings; and

•    $65,000 to be paid within 30 days of June 1, 2012, less applicable taxes and withholdings.

Executive shall be required to be employed by the Employer to receive the Sign-On Bonus. Executive shall repay the entire Sign-On Bonus received to date to the Employer if she voluntarily terminates her employment within 24 months of the Effective Date.

Benefits:	Eligible to participate in benefits plans, programs and practices of Employer, including without limitation co-investment opportunities such as those described below, made available to other similarly situated executives of Employer, as such plans, programs and policies may be in effect from time to time. Executive’s rights to participate in benefits, shall be subject to any amendments (including, without limitation, the 401(k) company match provided for therein) that the Compensation Committee deems to be appropriate.

Sheila A. Hopkins

Employment Term Sheet dated September 23, 2011

Stock Option Grant:	On or as soon as practicable after the Effective Date, the Parent shall grant Executive an option (the “Option”) to purchase 479,440 shares of common stock of the Parent at an exercise price equal to the Fair Value of a share of Parent common stock on the grant date. Fifty percent (50%) of the Option will be a Time-Based Option and 50% of the Option will be a Performance-Based Option, as each such term is defined in the WP Prism Inc. Management Stock Option Plan (the “Option Plan”), which is attached hereto as Exhibit A. The Option shall be subject to approval of the Compensation Committee and governed by the terms and conditions of the Option Plan and shall be evidence by a stock option grant agreement as provided under the Option Plan, a form of which is attached hereto as Exhibit B.

Operations Leadership Team Action Agenda Incentive Plan (OLTAAIP):

As part of your offer package, we will recommend to the Compensation Committee of the Board of Directors that you receive an Operations Leadership Team Action Agenda Incentive Plan award. The recommended award will be in the form of performance-based stock options. The options will vest on December 31, 2013, based on the Company’s achievement against the Sales and EBITDA goals detailed in the stock option grant agreement.

Your award under this plan is designed to deliver significant value based on achievement of specific company performance goals, and the associated increase in the Fair Value of the Company’s Common stock. Your award is anticipated to be for a minimum of 41,400 options with a strike price at the current fair value of the Company’s Common stock and is subject to Compensation Committee approval.

The information about your OLTAAIP award in this letter has been provided for your convenience, attached hereto as Exhibit C. Your award is subject to the relevant stock option plan documents and shareholder’s agreements which set forth the complete terms and conditions.

Co-Investment Opportunity:	As soon as practicable after the Effective Date, Executive shall have the opportunity to participate in the WP Prism Inc. Management Equity Investment Program (the “Investment Program”), subject to the terms and conditions of the Investment Program (as described in a prospectus provided to Executive, attached hereto as Exhibit D) and evidenced by a subscription agreement (the “Subscription Agreement”) and a shareholder’s agreement (the “Shareholder’s Agreement”), each substantially in the form attached hereto as Exhibit E and Exhibit F, respectively.

Severance:	Executive will be eligible to participate in the Employer’s Corporate Officer Separation Plan for New Hires (the “Separation Plan”), substantially in the form attached hereto as Exhibit G.

Vacation:	Entitled to five weeks vacation annually.

Accepted and Agreed
September 23, 2011

Sheila A. Hopkins

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